Exhibit 10.10

November 15, 2010

Rushmore Shipping LLC

RE:

Bareboat Charter Party dated as of January 24, 2007 (as amended and supplemented, the “Charter”) among Rushmore Shipping LLC as Owner (the “Owner”), Beekman Shipping Corp. as Charterer (the “Charterer”), and the Guarantors named therein in respect of the Panamanian registered and Philippines bareboat registered LAGUNA BELLE

Reference is hereby made to (i) the Charter and (ii) the Letter Agreement dated as of September 30, 2010 (the “Forbearance Letter”) whereby the Owner agreed subject to the conditions therein to forbear from exercising any of the rights or remedies arising from the Specified Events of Default as provided therein.  Capitalized terms defined in the Charter or the Forbearance Letter and not otherwise defined herein are used herein as therein defined, as applicable.

In order to allow time for TBS International, plc and its affiliates to work with their various lenders and creditors (including the Owner) towards a mutually agreeable solution on their outstanding indebtedness, we hereby request that the Owner extend the period under which it agreed to forbear from exercising any of the rights or remedies arising from the Specified Events of Default available to it under the Charter or under applicable law (all of which rights and remedies are hereby expressly reserved by the Owner) until the earlier of (i) the occurrence of a Forbearance Termination Event and (ii) 12:01 a.m. E.S.T. on January 13, 2011 (the “Forbearance Extension Period”).

Such forbearance in respect of the Owner’s rights and remedies under the Charter is conditioned upon and subject to (i) the payment by the Charterer of the amounts set forth on Schedule 2 hereto, on the dates listed therein, and (ii) TBS International plc and/or their applicable subsidiaries and affiliates having entered into amendments, waivers, forbearances or other modifications, on or before November 15, 2010 in respect of each of the other loan facilities listed on Schedule 1 hereto, deferring and/or forbearing until no earlier than December 29, 2010 any rights of the respective creditor parties under such loan facilities arising as a result of the Payment Suspension.

Subject to the conditions precedent stated in the preceding paragraph and subject to the other terms and conditions set forth above, by counter-signing this letter the Owner agrees:

(i)                                     during the Forbearance Extension Period, the following minimum cash liquidity covenant shall replace the existing minimum cash liquidity covenant contained in the Bank of America Financial Covenants:

“For each calendar week ending during the Forbearance Extension Period, permit the aggregate daily closing balance of Qualified Cash of the Loan Parties to be less than $15,000,000 on the last business day of any week or on average in any week, of which a minimum average balance of $5,625,000 must be deposited with Bank of America, N.A.”

; and

(ii)                                  to forbear from exercising any of the rights or remedies arising solely from the Specified Events of Default (which shall include (in addition those identified in the Forbearance Letter) defaults arising from the suspension of payments by TBS International, public limited company and its affiliates of certain scheduled principal installments owing in respect of Indebtedness of such persons during the Forbearance Extension Period, as more particularly described on Schedule 1 hereto) on the terms set forth in the Forbearance Letter, as modified by the terms above.

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Very truly yours,

TBS INTERNATIONAL, PLC

		By:	/s/ Ferdinand V. Lepere
Name: Ferdinand V. Lepere
Title: Senior Executive Vice President and Chief Financial Officer

Acknowledged and Agreed,

RUSHMORE SHIPPPING LLC

By:	/s/ Asandro Van Verde
Name: Asandro Van Verde
Title: Director

Schedule 1

Facility	Principal Amount	Date
Royal Bank of Scotland plc Term Loan Facility dated as of March 29, 2007 (as amended from time to time thereafter)	$417,500	December 1, 2010
	$417,500	December 9, 2010
	$417,500	December 23, 2010

Credit Suisse AG Loan Agreement dated as of December 7, 2007 (as amended)	$437,000	November 19, 2010
	$437,000	December 13, 2010

Joh. Berenberg, Gossler & Co. KG Loan Agreement dated as of June 19, 2008 (as amended)	$812,500	December 22, 2010

Commerzbank AG dated as of May 28, 2008 (as amended)	$1,000,000	December 2, 2010

Schedule 2

Payment Date	Amount	To be applied to
Dec. 1, 2010	$96,308.61	Payment originally due under Charter on Dec. 1, 2010
Jan. 13, 2011	$159,131.39	Payment originally due under Charter on Dec. 1, 2010
Jan. 3, 2011	$104,656.72	Payment originally due under Charter on Jan. 3, 2011
Jan. 13, 2011	$150,783.28	Payment originally due under Charter on Jan. 3, 2011
Jan. 13, 2011	$156,907.45	Payment originally due under Charter on Oct. 1, 2010 and extended by the Forbearance Letter to Nov. 15, 2010
Jan. 13, 2011	$146,571.20	Payment originally due under Charter on Nov. 1, 2010 and extended by the Forbearance Letter to Nov. 15, 2010